Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

September 15, 2010

EXPRESS YOUR VIEW ON THE YIELD CURVE. (AND YOU DON’T NEED TO BE VAN GOGH.)

STEEP OR FLAT iPATH® ETNs MAKE IT EASIER TO IMPLEMENT FIXED INCOME STRATEGIES.

We have a diverse range of Exchange Traded Notes (ETNs) that can offer you easy and convenient exposure to US Treasury futures. Starting with the iPath Steepener and Flattener ETNs—the fi rst ETNs that allow you to express your views on the shape of the yield curve in a single trade. Tailor your fi xed income strategies further by adding offerings from the rest of the suite. To learn more, visit iPathETN.com

STPP

DTUL

DTYL

DLBL

iPath® US Treasury

iPath® US Treasury

iPath® US Treasury

iPath® US Treasury

Steepener ETN

2-year Bull ETN

10-year Bull ETN

Long Bond Bull ETN

FLAT

DTUS

DTYS

DLBS

iPath® US Treasury

iPath® US Treasury

iPath® US Treasury

iPath® US Treasury

Flattener ETN

2-year Bear ETN

10-year Bear ETN

Long Bond Bear ETN

ipath

Commodities Currencies Emerging Markets Strategies Fixed Income

www.iPathETN.com

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks, see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection.

The Securities are speculative and may exhibit high volatility.

“Barclays Capital US Treasury 2Y/10Y Yield Curve IndexTM,” “Barclays Capital 2Y US Treasury Futures Targeted Exposure IndexTM,” “Barclays Capital 10Y US Treasury Futures

Targeted Exposure IndexTM” and “Barclays Capital Long Bond US Treasury Futures Targeted Exposure IndexTM” are trademarks of Barclays Bank PLC.

©2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0276-0910

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE

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job name: Q3 2010 iPath Fixed Income

file name: ISHN1231_B.indd

client: iShares

signoff AD

PR

AB

media type: Magazine

studio artist: Studio MacPro [Eric Salk]

job #: ISHN-ISIP-ISHN1231-B

approval

media unit: Page

date: 9-10-2010 10:01 AM

CW

AE

QC

b/w or color: 4/C

rounds: 3

collects: 0

size: B

link names: iPath_Picasso_Artwork_Hero.tif (CMYK; 343 ppi; 87.26%), ip_tag_2c_bk_rev_cmyk_r.eps (71.32%), IBIM_Barclays_InterimBadge_100C.

live: 8” x 10.5”

ai (70.9%)

trim: 8.5” x 11”

inks: CMYK

bleed: 8.75” x 11.25”

fonts: Helvetica (Regular), Expert Sans (Black, Extra Bold, Bold, Regular)

gutter: None

notes: ETFR

laser output at: 100%

Barclays